Tidal Trust II 485BPOS

Exhibit 99.(a)(v)(3)

QH-398662

Certificate Of Incorporation

*I, **SHANIA TIBBETTS-LIGHTBODY** Acting Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

CNIC Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of March Two Thousand Twenty-Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of March Two Thousand Twenty-Three

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Acting Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 913600328706
www.verify.gov.ky
24 March 2023